Summary of Loan Agreement Entered into by and between BAK International (Tianjin) Limited (“the Company”) and Tianjin Branch, Bank of Dalian (the “Creditor”) Dated November 24, 2011

Main articles:
»	Contract number: DLL Jin201111240030;
»	Loan principal: RMB 50 million;
»	Loan Term: November 24, 2011 to November 23, 2012;
»	Floating interest rate: Interest rate of loan shall be 130% of the benchmark rate announced by the People’s Bank of China, and be adjusted in line with the adjustment of the benchmark rate;
	•	Interest accrued and settled per month, interest settlement day is the 20th day of each month;
	•	Penalty interest rate for delayed repayment: current interest rate plus 50% * current interest rate;
	•	Penalty interest rate for embezzlement of loan proceeds: current interest rate *1;
»	If any of the following occurs, the Creditor is entitled to demand prepayment of loan principal and interest before maturity and cancel all loans unprovided:
	•	The Company provides unture materials;
	•	The financial condition of the Company is in serious difficulty;
	•	The Company uses loan proceeds for purposes other than what is agreed without the consent of the Creditor;
	•	The Company provides untrue declaration or hide important financial information about its operation;
	•	Violation of other requirements ruled by the Creditor;
»	Purpose of the loan is to provide working capital to purchase raw materials for the Company;
»	Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.

Headlines of the articles omitted
»	Loan arrangement
»	Interest clearing of the loan
»	Payment of the loan
»	Guarantee
»	Declaration and Promise
»	Rights reserved
»	Modification, Amendment and Termination of Contract
»	Disputation settlement
»	Attachment
»	Other agreements
»	Validity